EXHIBIT 99.1

Steelcase Reports First Quarter Results

GRAND RAPIDS, Mich., June 21, 2017 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE:SCS) today reported first quarter revenue of $735.1 million and net income of $18.1 million, or diluted earnings of $0.15 per share.  The results reflect the net impact of annuitizing three of the company's smaller defined benefit plans which reduced diluted earnings per share by approximately $0.03.  In the prior year, Steelcase reported $718.8 million of revenue, diluted earnings of $0.16 per share and adjusted earnings of $0.18 per share.

Revenue increased 2 percent, or approximately 4 percent on an organic basis, in the first quarter compared to the prior year, while orders increased 1 percent.  The Americas posted revenue growth of 3 percent, which included revenue from a very large project in the manufacturing sector.  Orders in the Americas declined 3 percent compared to the prior year, driven by reduced demand from large customers.  EMEA revenue declined 10 percent, or 4 percent on an organic basis, and orders grew 6 percent, reflecting mixed results across the region.  The Other category posted revenue growth of 19 percent and order growth of 20 percent in the first quarter compared to the prior year, driven by continued strength in Asia Pacific.

“Our first quarter results were consistent with our expectations.  All segments continued to deliver on our strategy, including record levels of revenue and operating income from our Asia Pacific business again this quarter," said Jim Keane, president and CEO.  "Order growth from new products in the Americas has also been strong, as customers are continuing to shift from traditional furniture applications to our new solutions.  We have continued to invest in product development across our portfolio and expect to launch more new products and enhancements over the balance of our fiscal year than in any of the past five years."

Current quarter operating income of $29.9 million compares to operating income of $33.3 million in the prior year.  The defined benefit plan annuitizations negatively impacted current quarter operating income by $7.3 million, and prior year operating income included $4.6 million of restructuring costs.

Cost of sales was 67.0 percent of revenue in the current quarter, an improvement of 40 basis points compared to the prior year.  The improvement was driven by strength in Asia Pacific, which contributed to a 400 basis point improvement in the Other category.  Cost of sales in the Americas increased by 10 basis points compared to the prior year.  The year-over-year comparison included unfavorable shifts in business mix and $3.4 million of charges related to the defined benefit plan annuitizations in the current quarter and approximately $6 million of warranty retrofit charges in the prior year.  EMEA cost of sales increased by 30 basis points compared to the prior year due to the impacts of lower revenue and unfavorable shifts in business mix, offset in part by benefits from gross margin improvement initiatives.

“EMEA's results were consistent with our expectations given the low level of order backlog entering the quarter," said Dave Sylvester, senior vice president and CFO.  "While the effects of lower volume prevented us from realizing the full benefits of our gross margin improvement initiatives, we are pleased with the 6% growth in orders for the quarter."

Operating expenses of $212.9 million in the first quarter represented an increase of $16.8 million compared to the prior year, or an $8.1 million sequential increase compared to the fourth quarter.  The increased spending in the current quarter included investments in product development, sales, marketing and information technology that support the company's strategies, including developing new products, enhancements and applications such as smart + connected spaces and Creative Spaces, expanding ancillary offerings, addressing product gaps and pursuing other areas for growth. In addition, operating expenses in the current quarter included $3.9 million of charges associated with the defined benefit plan annuitizations ($3.0 million in the Other category and $0.9 million in Corporate).

Income tax expense of $10.3 million in the current quarter reflected an effective tax rate of 36.3 percent.

Total liquidity, comprised of cash, short-term investments and the cash surrender value of company-owned life insurance, aggregated $349 million, and total debt was $297 million, at the end of the first quarter.

The Board of Directors has declared a quarterly cash dividend of $0.1275 per share, to be paid on or before July 14, 2017, to shareholders of record as of July 3, 2017.

Outlook

Order patterns for the first quarter continued to be mixed by segment.  The 3 percent order decline in the Americas was driven by reduced demand from large customers.  EMEA orders grew 6 percent driven by project business in Eastern Europe and the Middle East, as well as vended solutions at our owned dealers.  The 20 percent order growth in the Other category was primarily driven by Asia Pacific.  Considering these and other factors the company expects second quarter fiscal 2018 revenue to be in the range of $750 to $780 million, which reflects a range of an organic decline of 1 percent to organic growth of 3 percent compared to the prior year.  In the second quarter of fiscal 2017, the company reported revenue of $758.0 million.

Steelcase expects to report diluted earnings per share between $0.21 to $0.25 for the second quarter of fiscal 2018.  The company expects to report a year-over-year increase in operating expense in the second quarter similar to the first quarter.  Steelcase reported diluted earnings per share of $0.31 and adjusted earnings per share of $0.32 in the second quarter of fiscal 2017.

"Our industry is changing as customers begin to adopt dramatically different spaces that support new ways of working," said Jim Keane.  "We expect to increase our investments in new products and partnerships relevant to their emerging needs.  These investments are intended to help us broaden our addressable market and create new growth opportunities for the future.  The success of the products we launched in recent years, and the awards and other recognition we earned at the Neocon trade show give us confidence that customers and influencers agree we are on the right track.

Corporate Highlights:

  For the second year, Steelcase was honored by Civic 50, an initiative of Points of Light, as one of the "Most Community-Minded Companies in the U.S."
  At NeoCon 2017, Steelcase focused on Creativity, unveiling new products and applications featuring Creative Spaces, a range of technology-enabled workspaces jointly developed with Microsoft.
  The Steelcase NeoCon showroom was named "Best Large Showroom" by IIDA and Contract Magazine.
  At NeoCon, six products were recognized with industry awards and Allan Smith, vice president of global marketing, was named 2017 HiP Marketer.
  Steelcase and MIT's Self-Assembly Lab introduced Rapid Liquid Printing, a 3D printing method, in April.  This partnership was featured in national and international media.
  The Steelcase Inc. Board of Directors was recognized for its diversity by 2020 Women on Boards.
  Steelcase earned the Clean Corporate Citizen (C3) designation from the State of Michigan for environmental performance and stewardship.

Business Segment Results
(in millions)

	(Unaudited)
	Three Months Ended
	May 26,	May 27,	%
	2017	2016	Change

Revenue
Americas (1)	$535.0	$520.4	2.8%
EMEA (2)	113.1	125.3	(9.7)%
Other (3)	87.0	73.1	19.0%
Consolidated revenue	$735.1	$718.8	2.3%

Operating income (loss)
Americas	$41.8	$46.6
EMEA	(8.6)	(6.2)
Other	6.5	2.2
Corporate (4)	(9.8)	(9.3)
Consolidated operating income	$29.9	$33.3

Operating income percent	4.1%	4.6%

Revenue mix
Americas (1)	72.8%	72.4%
EMEA (2)	15.4%	17.4%
Other (3)	11.8%	10.2%

Business Segment Footnotes

  The Americas segment serves customers in the U.S., Canada, the Caribbean Islands and Latin America with a portfolio of integrated architecture, furniture and technology products marketed to corporate, government, healthcare, education and retail customers through the Steelcase, Coalesse and Turnstone brands.
  The EMEA segment serves customers in Europe, the Middle East and Africa primarily under the Steelcase and Coalesse brands, with an emphasis on freestanding furniture systems, storage and seating solutions.
  The Other category includes Asia Pacific, Designtex and PolyVision.
  Corporate costs include unallocated portions of shared service functions, such as information technology, corporate facilities, finance, human resources, research, legal and customer aviation, plus deferred compensation expense and income or losses associated with company-owned life insurance.

YEAR OVER YEAR ORGANIC REVENUE GROWTH (DECLINE) BY SEGMENT
Q1 2018 vs. Q1 2017
	Steelcase Inc.	Americas	EMEA	Other category

Q1 2017 revenue	$718.8	$520.4	$125.3	$73.1
Divestitures	(0.8)	—	(0.8)	—
Currency translation effects*	(7.9)	(1.0)	(6.1)	(0.8)
Q1 2017 revenue, adjusted	710.1	519.4	118.4	72.3

Q1 2018 revenue	735.1	535.0	113.1	87.0
Organic growth (decline) $	$25.0	$15.6	$(5.3)	$14.7
Organic growth (decline) %	4%	3%	(4)%	20%

* Currency translation effects represent the estimated net effect of translating Q1 2017 foreign currency revenues using the average exchange rates during Q1 2018.

PROJECTED ORGANIC REVENUE GROWTH
Q2 2018 vs. Q2 2017
Steelcase Inc.

Q2 2017 revenue	$758.0
Divestitures	(1.0)
Currency translation effects*	(1.2)
Q2 2017 revenue, adjusted	755.8

Q2 2018 revenue, projected	$750 - $780
Organic growth (decline) $	($6) - $19
Organic growth (decline) %	(1%) - 3%

* Currency translation effects represent the estimated net effect of translating Q2 2017 foreign currency revenues using the exchange rates at the end of Q1 2018.

ADJUSTED EARNINGS PER SHARE	(Unaudited)
	Three Months Ended
	May 26, 2017	May 27, 2016

Diluted earnings per share	$0.15	$0.16
Restructuring costs per share	—	0.04
Income tax effect of restructuring costs, per share	—	(0.02)
Diluted earnings per share, adjusted	$0.15	$0.18

Steelcase Inc.
	(Unaudited)
	Three Months Ended
	May 26, 2017		May 27, 2016
Revenue	$735.1	100.0%	$718.8	100.0%
Cost of sales	492.3	67.0	484.8	67.4
Restructuring costs	—	—	4.2	0.6
Gross profit	242.8	33.0	229.8	32.0
Operating expenses	212.9	28.9	196.1	27.3
Restructuring costs	—	—	0.4	0.1
Operating income	$29.9	4.1%	$33.3	4.6%
Interest expense	(4.3)	(0.6)	(4.2)	(0.6)
Investment income	0.4	0.1	0.5	0.1
Other income, net	2.4	0.3	2.1	0.3
Income before income tax expense	28.4	3.9	31.7	4.4
Income tax expense	10.3	1.4	12.3	1.7
Net income	$18.1	2.5%	$19.4	2.7%

Operating income	$29.9	4.1%	$33.3	4.6%
Add: restructuring costs	—	—	4.6	0.7
Adjusted operating income	$29.9	4.1%	$37.9	5.3%

Americas
	(Unaudited)
	Three Months Ended
	May 26, 2017		May 27, 2016
Revenue	$535.0	100.0%	$520.4	100.0%
Cost of sales	353.1	66.0	342.7	65.9
Restructuring costs	—	—	2.6	0.5
Gross profit	181.9	34.0	175.1	33.6
Operating expenses	140.1	26.2	128.5	24.6
Restructuring costs	—	—	—	—
Operating income	$41.8	7.8%	$46.6	9.0%
Add: restructuring costs	—	—	2.6	0.5
Adjusted operating income	$41.8	7.8%	$49.2	9.5%

EMEA
	(Unaudited)
	Three Months Ended
	May 26, 2017		May 27, 2016
Revenue	$113.1	100.0%	$125.3	100.0%
Cost of sales	84.6	74.8	93.3	74.5
Restructuring costs	—	—	1.6	1.2
Gross profit	28.5	25.2	30.4	24.3
Operating expenses	37.1	32.8	36.2	28.9
Restructuring costs	—	—	0.4	0.3
Operating loss	$(8.6)	(7.6)%	$(6.2)	(4.9)%
Add: restructuring costs	—	—	2.0	1.5
Adjusted operating loss	$(8.6)	(7.6)%	$(4.2)	(3.4)%

Other category
	(Unaudited)
	Three Months Ended
	May 26, 2017		May 27, 2016
Revenue	$87.0	100.0%	$73.1	100.0%
Cost of sales	54.6	62.8	48.8	66.8
Restructuring costs	—	—	—	—
Gross profit	32.4	37.2	24.3	33.2
Operating expenses	25.9	29.7	22.1	30.2
Restructuring costs	—	—	—	—
Operating income	$6.5	7.5%	$2.2	3.0%
Add: restructuring costs	—	—	—	—
Adjusted operating income	$6.5	7.5%	$2.2	3.0%

Corporate
	(Unaudited)
	Three Months Ended
	May 26, 2017	May 27, 2016
Operating loss	$(9.8)	$(9.3)
Add: restructuring costs	—	—
Adjusted operating loss	$(9.8)	$(9.3)

Webcast
Steelcase will discuss first quarter results and business outlook on a conference call at 8:30 a.m. Eastern time tomorrow.

Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures.  A “non-GAAP financial measure” is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within the company's earnings release are: (1) organic revenue growth (decline), which represents the change in revenue excluding currency translation effects and the impacts of acquisitions and divestitures; (2) adjusted operating income (loss), which represents operating income (loss), excluding restructuring costs (benefits); and (3) adjusted earnings per share, which represents earnings per share, excluding restructuring costs (benefits) and the related income tax effect.  These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

Forward-looking Statements
From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations. These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to us, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Although we believe these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters and other Force Majeure events; changes in the legal and regulatory environment; its restructuring activities; changes in raw materials and commodity costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.
For over 105 years, Steelcase Inc. has helped create great experiences for the world's leading organizations, across industries.  We demonstrate this through our family of brands - including Steelcase®, Coalesse®, Designtex®, PolyVision® and Turnstone®.  Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability.  We are globally accessible through a network of channels, including over 800 dealer locations.  Steelcase is a global, industry-leading and publicly traded company with fiscal 2017 revenue of $3.0 billion.

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended
	May 26, 2017	May 27, 2016
Revenue	$735.1	$718.8
Cost of sales	492.3	484.8
Restructuring costs	—	4.2
Gross profit	242.8	229.8
Operating expenses	212.9	196.1
Restructuring costs	—	0.4
Operating income	29.9	33.3
Interest expense	(4.3)	(4.2)
Investment income	0.4	0.5
Other income, net	2.4	2.1
Income before income tax expense	28.4	31.7
Income tax expense	10.3	12.3
Net income	$18.1	$19.4

Earnings per share:
Basic	$0.15	$0.16
Diluted	$0.15	$0.16
Weighted average shares outstanding - basic	120.0	121.7
Weighted average shares outstanding - diluted	120.3	122.2

Dividends declared and paid per common share	$0.1275	$0.1200

STEELCASE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
	(Unaudited)
	May 26, 2017	February 24, 2017
ASSETS
Current assets:
Cash and cash equivalents	$143.9	$197.1
Short-term investments	37.3	73.4
Accounts receivable, net	328.1	307.6
Inventories	174.6	163.1
Prepaid expenses	22.7	19.1
Other current assets	44.3	58.9
Total current assets	750.9	819.2

Property, plant and equipment, net	417.2	408.1
Company-owned life insurance ("COLI")	167.4	168.8
Deferred income taxes	182.7	179.6
Goodwill	106.6	106.7
Other intangible assets, net	16.5	16.8
Investments in unconsolidated affiliates	49.8	50.5
Other assets	41.9	42.3
Total assets	$1,733.0	$1,792.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$225.9	$216.8
Short-term borrowings and current portion of long-term debt	2.8	2.8
Accrued expenses:
Employee compensation	75.9	154.3
Employee benefit plan obligations	17.6	35.0
Accrued promotions	19.1	19.0
Customer deposits	24.3	15.9
Product warranties	19.2	20.4
Other	66.2	59.2
Total current liabilities	451.0	523.4

Long-term liabilities:
Long-term debt less current maturities	294.0	294.6
Employee benefit plan obligations	132.2	134.3
Other long-term liabilities	66.4	73.2
Total long-term liabilities	492.6	502.1
Total liabilities	943.6	1,025.5

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	6.2	—
Accumulated other comprehensive loss	(36.3)	(50.6)
Retained earnings	819.5	817.1
Total shareholders’ equity	789.4	766.5
Total liabilities and shareholders’ equity	$1,733.0	$1,792.0

STEELCASE INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)
(in millions)

	Three Months Ended
	May 26, 2017	May 27, 2016
OPERATING ACTIVITIES
Net income	$18.1	$19.4
Depreciation and amortization	15.4	15.1
Deferred income taxes	(0.6)	33.6
Non-cash stock compensation	8.4	9.1
Equity in income of unconsolidated affiliates	(3.0)	(2.5)
Dividends received from unconsolidated affiliates	4.2	1.6
Other	7.9	(3.4)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(16.5)	(1.2)
Inventories	(9.9)	3.3
VAT recoverable	8.3	14.4
Other assets	2.8	(22.9)
Accounts payable	7.4	(5.4)
Employee compensation liabilities	(85.5)	(103.4)
Employee benefit obligations	(21.7)	(21.5)
Accrued expenses and other liabilities	14.2	(1.9)
Net cash used in operating activities	(50.5)	(65.7)

INVESTING ACTIVITIES
Capital expenditures	(16.8)	(14.3)
Purchases of investments	(19.4)	(6.0)
Liquidations of investments	55.5	71.8
Other	(0.6)	1.4
Net cash provided by investing activities	18.7	52.9

FINANCING ACTIVITIES
Dividends paid	(15.7)	(15.2)
Common stock repurchases	(5.8)	(20.9)
Excess tax benefit from vesting of stock awards	—	(0.3)
Repayment of long-term debt and lines of credit	(0.7)	—
Net cash used in financing activities	(22.2)	(36.4)

Effect of exchange rate changes on cash and cash equivalents	0.8	0.7

Net increase (decrease) in cash and cash equivalents	(53.2)	(48.5)
Cash and cash equivalents, beginning of period	197.1	181.9
Cash and cash equivalents, end of period	$143.9	$133.4

CONTACT:

Investor Contact:
Michael O'Meara
Investor Relations
(616) 292-9274

Media Contact:
Katie Woodruff
Corporate Communications
(616) 915 - 8505